UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2010

CERAGENIX PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50470	84-1561463
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

1444 Wazee Street, Suite 210, Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(720) 946-6440

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04 (a)	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

In November 2005, the Company sold in a private transaction an aggregate of $3,200,000 of convertible promissory notes (the “2005 Notes”).  The 2005 Notes have been amended three times the most recent of which occurred in August 2008 (the “August 2008 Amendment”).  Among other things, the August 2008 Amendment set forth a schedule of quarterly redemption payments commencing June 30, 2009 that were to be made from certain revenue streams as defined in the August 2008 Amendment.  The Company failed to make the quarterly redemption payments that were due on April 30, 2010 (as extended) which became an event of default on May 17, 2010 after the expiration of the cure period.  In an event of default, all sums of principal and interest then outstanding shall at the option of the holder become immediately due and payable upon demand.  The holders of the 2005 Notes have not made a demand for payment and as described further below, the ability of the holders to demand payment or seek any other available recourse requires the approval of the holders of the “2006 Debentures” (defined below). At April 30, 2010, the principal and accrued interest balance of the 2005 Notes aggregated $3,729,317.

In December 2006, the Company sold in a private transaction an aggregate of $5,000,000 of convertible debentures (the “2006 Debentures”).  The 2006 Debentures have been amended four times the most recent of which was the fourth amendment which was dated September 2008 (the “Fourth Amendment”).  The Fourth Amendment set forth a schedule of quarterly redemption payments similar to those established in the August 2008 Amendment.  The holders of the 2006 Debentures had extended the date to make the most recent quarterly redemption payment to May 28, 2010.  However, in accordance with the terms of the 2006 Debentures, a default on the 2005 Notes triggers an event of default on the 2006 Debentures.  In an event of default, holders of the 2006 Debentures are entitled to demand payment for the outstanding principal balance plus any accrued but unpaid interest.  The holders of the 2006 Debentures have not made a demand for payment and as described further below, the ability of the holders to demand payment or seek any other available recourse requires the approval of a majority of the holders of the 2005 Notes.  At April 30, 2010, the principal and accrued interest balance of the 2006 Debentures aggregated $6,725,320.

In connection with the sale of the 2006 Debentures, the holders of the 2005 Notes and the holders of the 2006 Debentures entered into the Amended and Restated Collateral Agent Agreement (the “Collateral Agreement”).  Under the terms of the Collateral Agreement, certain actions require an action by a majority in interest (a “Majority Interest Action”).  In an event of default, a Majority Interest Action is required to (1) take an action to accelerate payment and/or (2) protect, exercise or enforce any rights or remedies the holders may have under the 2005 Notes and 2006 Debentures.  A majority in interest is defined as lenders who hold not less than ninety percent (90%) of the outstanding principal balance.  Accordingly, no action can be taken in an event of default unless holders owning at least 90% of the debt balance agree to take such an action.

Based on communications with the holders of the 2006 Debentures, the Company does not currently believe that an immediate Majority Interest Action will be taken to accelerate the debt or enforce available remedies.  However, no assurance can be provided that a Majority Interest Action will not be taken in the future.  The Company is currently working with the holders to cure the event of default.  No assurance can be given that the Company will be able to cure the event of default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ceragenix Pharmaceuticals, Inc.

Dated:	May 21, 2010	/s/ Jeffrey Sperber
Jeffrey Sperber, Chief Financial Officer